As filed with the Securities and Exchange Commission on July 31, 1998
                                                      Registration No. 333-
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                            -----------------------
                                    FORM S-8
                             REGISTRATION STATEMENT
                                      Under
                           The Securities Act of 1933

                            -----------------------
                       ACTION PERFORMANCE COMPANIES, INC.
             (Exact name of Registrant as specified in its charter)

                            -----------------------

             Arizona                                            86-0704792
  ----------------------------                               ----------------
  (State or Other Jurisdiction                               (I.R.S. Employer
of Incorporation or Organization)                         Identification Number)

                             4707 East Baseline Road
                             Phoenix, Arizona 85040
               (Address of Principal Executive Offices)(Zip Code)

                            -----------------------
                       ACTION PERFORMANCE COMPANIES, INC.
                               1998 Non-Qualified
                                Stock Option Plan
                            (Full Title of the Plan)

                            -----------------------
                                Fred W. Wagenhals
                        Chairman of the Board, President,
                           and Chief Executive Officer
                       ACTION PERFORMANCE COMPANIES, INC.
                 4707 East Baseline Road, Phoenix, Arizona 85040
                                 (602) 337-3700
(Name, Address, and Telephone Number, Including Area Code, of Agent for Service)

                            -----------------------

This Registration Statement shall become effective immediately upon filing with the Securities and Exchange Commission, and sales of the registered securities will begin as soon as reasonably practicable after such effective date.

                         CALCULATION OF REGISTRATION FEE

=================================================================================================================
                                                   Proposed maximum       Proposed maximum
 Title of Securities to be     Amount to be       offering price per     Aggregate offering         Amount of
         Registered            registered(1)            share                  price            registration fee
-----------------------------------------------------------------------------------------------------------------
        Common Stock            97,500 Shares          $  25.91              $  2,526,225        $    745.24
        Common Stock           402,500 Shares          $  30.88 (2)            12,429,200           3,666.61
                               --------------                                ------------        -----------
           Total               500,000 Shares                                $ 14,955,425        $  4,411.85
=================================================================================================================

(1) Represents 500,000 shares issuable under the 1998 Non-Qualified Stock Option Plan. This Registration Statement shall also cover any additional shares of Common Stock which become issuable under the 1998 Non-Qualified
     Stock  Option  Plan  by  reason  of  any  stock   dividend,   stock  split,
     recapitalization or any other similar transaction without receipt of consideration which results in an increase in the number of outstanding shares of Common Stock of Action Performance Companies, Inc.
(2) Calculated for purposes of this offering under Rule 457(h) of the Securities Act of 1933, as amended, using the average of the high and low sales prices for the Common Stock of Action Performance Companies, Inc. on July 28, 1998, as reported on the Nasdaq National Market.

                                     PART II

               Information Required in the Registration Statement

Item 3.           Incorporation of Documents by Reference
                  ---------------------------------------

                  Action Performance Companies, Inc. (the "Registrant") hereby incorporates by reference into this Registration Statement the following documents previously filed with the Securities and Exchange Commission (the "Commission"):

         (a)      The  Registrant's  latest  annual  report  filed  pursuant  to
                  Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "1934 Act"), or the latest prospectus filed pursuant to the Securities Act of 1933, as amended (the "Securities Act"), that contains audited financial statements for the Registrant's latest fiscal year for which such statements have been filed;

         (b) All other reports filed pursuant to Section 13(a) or 15(d) of the 1934 Act since the end of the fiscal year covered by the document referred to in (a) above; and

         (c) The description of the Registrant's Common Stock contained in the Registrant's Registration Statement on Form 8-A/A (File No. 001-11866) filed with the Commission on June 14, 1995.

                  All reports and definitive proxy or information statements filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the 1934 Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4.           Description of Securities
                  -------------------------

                  Not applicable.

Item 5.           Interests of Named Experts and Counsel
                  --------------------------------------

                  The firm of O'Connor, Cavanagh, Anderson, Killingsworth & Beshears, a professional association, Phoenix, Arizona, has acted as counsel for the Registrant in the preparation of this Registration Statement. As of July 30, 1998, certain members of such firm beneficially owned a total of 14,000 shares of the Registrant's Common Stock.

Item 6.           Indemnification of Directors and Officers
                  -----------------------------------------

                  The Registrant's Amended and Restated Articles of Incorporation (the "Restated Articles") require the Registrant to indemnify and advance expenses to any person who incurs liability or expense by reason of such person acting as a director of the Corporation, to the fullest extent allowed by the Arizona Business Corporation Act (the "Business Corporation Act"). This indemnification is mandatory with respect to directors in all circumstances in which indemnification is permitted by the Business Corporation Act, subject to the requirements of the Business Corporation Act. In addition, the Registrant may, in its sole discretion, indemnify and advance expenses, to the fullest extent allowed by the Business Corporation Act, to any person who incurs liability or expense by reason of such person acting as an officer, employee or agent of the Registrant, except where indemnification is mandatory pursuant to the Business Corporation Act, in which case the Registrant is required to indemnify to the fullest extent required by the Business Corporation Act. The effect of these provisions is described below.
                                      II.1

Required Indemnification

         The Restated Articles and the Business Corporation Act require the Registrant to indemnify all "Outside Directors," as defined below, and officers of the Registrant who are not directors against "liability," as defined below. The Restated Articles and the Business Corporation Act also require the
Registrant to indemnify against reasonable "expenses," as defined below, any director who is the prevailing party in the defense of any proceeding to which the director is a party because such person is or was a director of the Registrant. In addition, the Business Corporation Act requires the Registrant to pay expenses to Outside Directors in advance of a final disposition of the proceeding if (1) the director furnishes to the Registrant a written affirmation (an "Affirmation") of his or her good faith belief that (i) his or her conduct was in good faith, (ii) he or she reasonably believed that the conduct was in the best interests of the Registrant or at least not opposed to the Registrant's best interests, and (iii) in the case of any criminal proceeding, he or she had no reasonable cause to believe the conduct was unlawful (the "Standard of Conduct"), and (2) the director provides the Registrant with a written undertaking (an "Undertaking") to repay the advance if it ultimately is determined that the director did not meet the Standard of Conduct. However, the Business Corporation Act prohibits the Registrant from advancing expenses to an Outside Director if a court determines before payment that the director failed to meet the Standard of Conduct and a court does not otherwise authorize indemnification.

         The Restated Articles and the Business Corporation Act also require the Registrant to indemnify a director who is not an Outside Director against liability, but only if the Registrant is authorized in the specific case after a determination has been made by either (a) a majority of the members of the Board of Directors who are not at the time parties to the proceeding, (b) special legal counsel, or (c) the shareholders of the Registrant (excluding shares owned by or voted under the control of directors who are at the time parties to the proceeding) that the director has met the Standard of Conduct (a "Determination"). In addition, the Business Corporation Act prohibits the Registrant from indemnifying a director who is not an Outside Director in connection with a proceeding by or in the right of the Registrant in which the director is adjudged liable to the Registrant, or in connection with a proceeding in which the director was adjudged liable on the basis that the director improperly received a personal benefit. As permitted by the Business Corporation Act, the Restated Articles also require the Registrant to pay for or reimburse the reasonable expenses of a director who is not an Outside Director in advance of the final disposition of a proceeding if the director furnishes the Registrant with an Affirmation, an Undertaking, and a Determination is made that the facts then known to the persons making the Determination would not preclude indemnification under the Business Corporation Act.

Optional Indemnification

         Except for situations where the Registrant is required to indemnify its officers who are not also directors against liability, as described above, the Restated Articles and the Business Corporation Act permit the Registrant, in its sole discretion, to indemnify against liability and advance expenses to any officer, employee, or agent who is not a director to the same extent as to a director. However, the Business Corporation Act prohibits the Registrant from indemnifying such persons against liability unless a Determination is made that indemnification is permissible because the person has met the Standard of Conduct. The Business Corporation Act permits the Registrant to pay for or reimburse expenses to an officer, employee, or agent who is not a director in advance of a final disposition of the proceeding, but only if the person furnishes to the Registrant an Affirmation and an Undertaking, and a Determination is made that the facts then known to the persons making the Determination would not otherwise preclude indemnification.

Court Ordered Indemnification

         The Restated Articles and the Business Corporation Act permit a director or officer of the Registrant to apply to a court for indemnification, in which case the court may, subject to certain conditions, order the Registrant to indemnify such person for part or all of the person's liability and expenses.
                                      II.2

Definitions

         The Business Corporation Act defines "Outside Director" to mean a director who, when serving as a director, was not an officer, employee or holder of more than 5% of the outstanding shares of any class of stock of the Registrant. "Liability" under the Business Corporation Act means the obligation to pay a judgment, settlement, penalty or fine, including an excise tax assessed with respect to an employee benefit plan, or reasonable expenses incurred with respect to a proceeding and includes obligations and expenses that have not yet been paid by the indemnified person but that have been or may be incurred. The Business Corporation Act defines "expenses" as attorney fees and all other costs and expenses reasonably related to a proceeding.

Item 7.           Exemption from Registration Claimed
                  -----------------------------------

                  Not applicable.

Item 8.           Exhibits
                  --------

Exhibit
Number   Exhibit
------   -------

5 Opinion and consent of O'Connor, Cavanagh, Anderson, Killingsworth & Beshears, a professional association
10.52    1998 Non-Qualified Stock Option Plan(1)
23.1 Consent of O'Connor, Cavanagh, Anderson, Killingsworth & Beshears, P.A. is contained in Exhibit 5
23.2     Consent of Independent Public Accountants - Arthur Andersen LLP
24       Power  of  Attorney   (included  on  page  II.5  of  this  Registration
         Statement)

---------
(1) Incorporated by reference to the Registrants' Form 10-Q for the quarter ended March 31, 1998, as filed with the Securities and Exchange Commission on May 15, 1998.

Item 9.           Undertakings
                  ------------

                  A.  The undersigned Registrant hereby undertakes:

                       (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

                       (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                       (3)  To   remove   from   registration   by  means  of  a
post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                  B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference into the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such
                                      II.3
indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
                                      II.4

                                   SIGNATURES

                  Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Phoenix, State of Arizona, on this 30th day of July, 1998.

                                   ACTION PERFORMANCE COMPANIES, INC.


                                   By: /s/ Fred W. Wagenhals
                                      ------------------------------------------
                                       Fred W. Wagenhals, Chairman of the Board,
                                       President, and Chief Executive Officer
                                       (Principal Executive Officer)

                                POWER OF ATTORNEY

                  KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints jointly and severally, Fred W. Wagenhals and Christopher S. Besing and each of them, as his true and lawful attorney-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

                  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

            Signature                                         Position                                              Date
            ---------                                         --------                                              ----

/s/ Fred W. Wagenhals                       Chairman of the Board, President, and Chief Executive               July 30, 1998
-------------------------------------         Officer (Principal Executive Officer)
Fred W. Wagenhals

/s/ Tod J. Wagenhals                        Executive Vice President, Secretary, and Director                   July 30, 1998
-------------------------------------
Tod J. Wagenhals

/s/ Christopher S. Besing                   Vice President, Chief Financial Officer, Treasurer, and             July 30, 1998
-------------------------------------         Director (Principal Financial Officer)
Christopher S. Besing

/s/ David A. Husband                        Vice President - Finance and Accounting and Chief                   July 30, 1998
------------------------------------          Accounting Officer (Principal Accounting Officer)
David A. Husband

/s/ Melodee L. Volosin                      Vice President - Wholesale Division and Director                    July 30, 1998
-------------------------------------
Melodee L. Volosin

/s/ John S. Bickford, Sr.                   Vice President - Strategic Alliances and Director                   July 30, 1998
-------------------------------------
John S. Bickford, Sr.

/s/ Jack M. Lloyd                           Director                                                            July 30, 1998
-------------------------------------
Jack M. Lloyd

/s/ Robert H. Manschot                      Director                                                            July 30, 1998
-------------------------------------
Robert H. Manschot

/s/ Edward J. Bauman                        Director                                                            July 30, 1998
-------------------------------------
Edward J. Bauman

/s/ Donald G. Hawk, Jr.                     Director                                                            July 30, 1998
-------------------------------------
Donald G. Hawk, Jr.

                                      II-5